Exhibit 5.1

Date: November 22, 2002 BANCSHARES OF FLORIDA INC C/O KEVIN O FINNEGAN 108 CORPORATE PARK DR WHITE PLAINS, NY 10604

Employer Identification Number: 59-3535315

DLN: 202282015

Person to Contact: DEBORAH K. LOHNING ID# 31605

Contact Telephone Number: (877) 829-5500

Plan Name: FINANCIAL INSITUTIONS THRIFT PLAN

ADOPTED BY CITIZENS BANCSHARES SFL

Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the plan adopted on December 24, 2001.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, pub. L. 103-465,t he small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

Based on the information you have supplied, you are a participating employer in a multiple employer plan under section 413(c) of the Code.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

The requirement for employee benefits plan to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997., For more details, call 1-800-998-7542 for a free copy of the SPD card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact eh person whose name and telephone number are shown above.

Sincerely yours,

/s/ Paul T. Shutlz

Paul T. Shultz
Director,
Employee Plans Rulings & Agreements
Enclosures:
Publication 794

Internal Revenue Service

Plan Description: Prototype Non-Standardized

Profit Sharing Plan with cash

FFN: 5037003001-001

Case: 200100310

EIN: 13-3745616

Matter Serial No: K3724268

PENTEGRA SERVICES INC.

108 CORPORATE PARK DRIVE

WHITE PLAINS, NY 10601

Department of the Treasury Washington, DC 20224 Contact Person: Mr. Arrington 50-00197 Telephone Number: (202) 283-8811 In Reference to: T:EP:RA:T1 Date: 03/07/2002

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the affect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to Employee Plans Determinations in Cincinnati at the address specified in section 9.11 of Rev. Prod. 2000-20, 2000-6 I.R.B. 553.

This letter considers the changes in qualifications requirements made by the Uruguay Round Agreements Act (URAA). Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994. Pub. L. 103-353, the Taxpayer Relief Act of 1997. Pub. L. 105-14, the Internal Revenue Service Restructuring and Reform act of 1998, Pub. L. 105-206 and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554. These laws are referred to collectively as GUST.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer’s plan qualifies under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), as provided for in Announcement 2001-77, 2001-30 I.R.S. and outlined below. The terms of the plan must be followed in operation.

Except as provided below, our opinion does not apply with respect to the requirements of: (a) Code sections 401(a)(4), 401(a)(26), 401(1), 410(b) and 414(s). Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are severed by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because that employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan. Likewise, if this plan is first effective on or after the effective date of the repeal of Code section 415(e), the employer will not be considered to have maintained another plan merely because the employer has maintained a defined benefit plan(s), provided the defined benefit plan(s) has been terminated prior to the effective date of this plan. Our opinion also does not apply for purposes of Code section 401(a)(16) 11, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 415A(d)(3).

Our opinion applies with respect to the requirements of Code section 410(b) if 100 percent of all nonexcludable employees benefit under the Plan. Employers that elect a safe harbor allocation formula and a safe harbor compensation definition can also rely on an opinion letter with respect to the nondiscretionary amounts requirements under section 401(a)(4) and the requirements of sections 401(k) and 401(m) (except where the plan is a safe harbor plan under section 401(k)(12) that provides for the safe harbor contribution to e made under another plan).

An employer that elects to continue to apply the pre-GUST family aggregation rules in years beginning after December 31, 1996, or the combined plan limit of section 415(s) in years beginning after December 21, 1999, will not be able to rely on the opinion letter without a determination letter. The employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307. Application for Determination for Adopters of Master of Prototype or Volume Submitter Plans.

If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsor. Individual participants and/or adopting employers with questions concerning the plan should contact the matter or prototype sponsor. The plan’s adoption agreement must include the sponsor’s address and telephone number of inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours,

/s/ Paul T. Shultz

Director
Employee Plans Rulings & Agreements